Exhibit 2.1

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (as amended from time to time in accordance with its terms, this “Agreement”), dated as of [    ], 2012, and effective as of the Effective Date (as herein defined) among Amira Nature Foods Ltd, a British Virgin Islands company (the “Corporation”), Amira Nature Foods Ltd, a Mauritius company (“Amira Mauritius”), Amira Pure Foods Private Limited, an Indian company (“Amira India”), the holders of the equity capital of Amira India (“India Shares”) listed on Schedule I attached hereto and such other holders of India Shares from time to time party hereto (each, a “Shareholder,” as defined herein, and collectively, the “Shareholders”).

WHEREAS, as part of a corporate reorganization in connection with the Corporation’s initial public offering (“IPO”) and listing of ordinary shares (“ANFI Shares”) on the New York Stock Exchange, Amira Mauritius is entering into a share subscription agreement (the “Share Subscription Agreement”) on the date hereof which provides for Amira Mauritius to acquire a controlling interest in Amira India immediately following the closing of the IPO; and

WHEREAS, the parties hereto desire to provide for the exchange from time to time of India Shares for cash or for ANFI Shares on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Section 1.1             Definitions.

The following definitions shall for all purposes, unless the context otherwise clearly indicates, apply to the capitalized terms used in this Agreement.

“Acquiror” means the acquiror or surviving entity (which, for the sake of clarity, may be Amira India, Amira Mauritius or the Corporation) in a Change of Control.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person; it being understood that “control” or any correlative version thereof in this definition shall have the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the preamble hereto.

“Amira Business” means the Corporation or any of its Subsidiary or Subsidiaries that individually or as a group represent all or substantially all of the consolidated business of the Corporation or Amira India at that time, or any of their successors or other entities that own or hold substantially all the assets of the Corporation, Amira Mauritius or Amira India and their respective Subsidiaries.

“ANFI Shares” has the meaning set forth in the preamble hereto.

“Business Day” means any day of the year other than a Saturday, a Sunday or any other day on which banking institutions in the British Virgin Islands and India are required or authorized by law to close.

“Cash Exchange Payment” means an amount in cash equal to the product of (x) the number of India Shares exchanged, (y) the Exchange Multiple, and (z) the average of the daily VWAP of an ANFI Share for the fifteen (15) Trading Days immediately prior to the date of delivery of the relevant Exchange Notice; provided that in calculating such average, (i) the VWAP for any Trading Day during the 15 Trading Day period prior to the ex-date of any extraordinary distributions made on ANFI Shares during the 15 Trading Day period shall be reduced by the value of such distribution per ANFI Share, and (ii) the VWAP for any Trading Day during the 15 Trading Day period prior to the date of a Subdivision or Combination of ANFI Shares during the 15 Trading Day period shall automatically be adjusted in inverse proportion to such Subdivision or Combination; provided however, that in the case of a Change of Control, a “Cash Exchange Payment” means an amount in cash equal to the product of (x) the number of India Shares exchanged, (y) the Exchange Multiple, and (z) the per share consideration paid and payable to the holders of ANFI Shares in the Change of Control.

“Change of Control” means any:

(A)          merger, consolidation or other business combination of the Corporation, Amira Mauritius, Amira India or the Amira Business that results in the shareholders or other equity holders of the Corporation, Amira Mauritius, Amira India or the Amira Business, as the case may be, existing immediately prior to such merger, consolidation or business combination, holding, immediately after such merger, consolidation or business combination, directly or indirectly, less than fifty percent (50%) of the voting power of the Corporation, Amira Mauritius, Amira India or the Amira Business, as applicable,

(B)           any transfer, in one or a series of related transactions, of (i) with respect to the Corporation or any successor or other entity owning or holding substantially all the assets of the Corporation, ordinary shares (or other equity interests) representing fifty percent (50%) or more of the voting power of the Corporation or such successor or other entity, to a Person or Group (other than the Corporation or any of its Subsidiaries), (ii) with respect to Amira Mauritius or any successor or other entity owning or holding substantially all the assets of Amira Mauritius, equity interests representing fifty percent (50%) or more of the voting power of Amira Mauritius or such successor or other entity, to a Person or Group (other than the Corporation or any of its Subsidiaries), (iii) with respect to Amira India or any successor or other entity owning or holding substantially all the assets of Amira India, equity shares representing fifty percent (50%) or more of the voting power of Amira India or such successor or other entity, to a Person or Group (other than the Corporation and any of its Subsidiaries), other than the issuance of equity shares of Amira India to Amira Mauritius in accordance with the terms of the Share Subscription Agreement, and (iv) with respect to the Amira Business, equity shares representing fifty percent (50%) or more of the voting power of the entities constituting the Amira Business, to a Person or Group (other than the Corporation or any of its Subsidiaries), or

(C)           the sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation, Amira Mauritius, Amira India or the Amira Business.

“Certificate” means the Amended and Restated Memorandum and Articles of Association of the Corporation, as the same may be amended from time to time in accordance with its terms and not inconsistent with the provisions hereof.

“Combination” means any combination of stock or units, as the case may be, by reverse split, reclassification, recapitalization or otherwise.

“Corporation” has the meaning set forth in the preamble hereto, and shall include any successor thereto.

“Date of Exchange” means the last day of a Fiscal Quarter, as such date is identified in the respective Exchange Notice, provided that such date shall be the end of the Fiscal Quarter in which the Exchange Notice is delivered or end of the next subsequent Fiscal Quarter.

“Effective Date” means the date of the consummation of the IPO.

“Exchange” means an exchange of India Shares by the Shareholders for ANFI Shares or cash.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notice” means a written election of Exchange substantially in the form of Exhibit A, duly executed by the exchanging Shareholder.

“Exchange Multiple” represents the ratio at which the India Shares will be exchanged for ANFI Shares, and is initially calculated as [    ], whereby each India Share will initially be exchanged for [    ] ANFI Shares, subject to adjustment by the board of directors of the Corporation upon receipt of an Exchange Notice, in the case of a Permitted Exchange Event pursuant to Section 2.1(a)(i), and subject to further adjustment by the board of directors of the Corporation pursuant to Sections 2.1(a)(ii) and 2.3.  When adjusting or determining the Exchange Multiple, the board of directors of the Corporation shall in good faith attempt for the Exchange Multiple to represent ratio of the fair market value of Amira India and all of its Subsidiaries, on the one hand, as compared to the fair market value of the Corporation and its Subsidiaries, on the other.

“Family Members” has the meaning set forth in Section 3.4.

“Fiscal Quarter” means each April 1 through June 30, July 1 through September 30, October 1 through December 31, and January 1 through March 31.

“Government Entity” means any federal, state, local or foreign government, governmental subdivision, administrative body or other governmental or quasi-governmental agency, tribunal, court or other entity of competent jurisdiction.

“Group” has the meaning of “group” set forth in Rule 13d-3 under the Exchange Act.

“IFRS” means International Financial Reporting Standards.

“India Shares” has the meaning set forth in the preamble hereto.

“IPO” has the meaning set forth in the preamble hereto.

“Material Change” means a variation of (5) percent or greater in the ratio of the fair market value of Amira India and all of its Subsidiaries, on the one hand and the Corporation and its Subsidiaries, on the other; provided that any change arising from differences between the transactions contemplated by the IPO or the corporate reorganization effected in connection with the IPO and the description of such transactions included in the last amendment to the registration statement pursuant to which the IPO is made that was filed on or prior to the date hereof shall be deemed a Material Change as of the date of the IPO, such that the board of directors of the Corporation shall determine the Exchange Multiple pursuant to Section 2.1(a)(ii) hereof.

“Material Change Notice” has the meaning set forth in Section 2.1(a)(ii).

“Permitted Exchange Event” means an Exchange by a Shareholder, provided that the exchanging Shareholder has delivered an Exchange Notice to the Corporation not less than sixty (60) days prior to a Date of Exchange, and provided further that no Date of Exchange pursuant to Section 2.1 has previously occurred (or will occur pursuant to a prior, unrevoked Exchange Notice pursuant to Section 2.1) in the same Fiscal Quarter as such Date of Exchange; provided that exchange of any ANFI Shares will be subject to receipt of prior approval of Indian regulatory authorities and prior approval by the holders of such percentage of the outstanding  ANFI Shares as is required under the Certificate, applicable law or the rules of the New York Stock Exchange.

“Permitted Transferee” has the meaning set forth in Section 4.1.

“Proposed Transfer” has the meaning set forth in Section 3.4(a).

“Proposed Transfer Notice” means written notice from a Shareholder setting forth the terms and conditions of a Proposed Transfer.

“Prospective Transferee” means any Person to whom a Shareholder proposes to make a Proposed Transfer.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.

“RBI Pricing Guidelines” has the meaning set forth in Section 2.1(c).

“Right of First Refusal” has the meaning set forth in Section 3.5(a).

“ROFR Exercise Notice” has the meaning set forth in Section 3.5(b).

“ROFR Holders” has the meaning set forth in Section 3.5(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Subscription Agreement” has the meaning set forth in the preamble hereto.

“Shareholder” means each holder of one or more India Shares party hereto as of the date hereof or which, following the date hereof, executes a joinder pursuant to Section 4.1 hereof.

“Subdivision” means any subdivision of stock or units, as the case may be, by any split, dividend, reclassification, recapitalization or otherwise.

“Subsidiary” means, as to any Person, a Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the initial Person and/or any other Subsidiary of the initial Person or (ii) the initial Person and/or any other Subsidiary of the initial Person is entitled, directly or indirectly, to appoint a majority of the board of directors or comparable body of such Person.

“Trading Day” means a day on which (i) the ANFI Shares at the close of regular way trading (not including extended or after hours trading) is not suspended from trading on any national securities exchange or association or over-the-counter market that is the primary market for trading the ANFI Shares at the close of business, (ii) the ANFI Shares have traded at least once on the national securities exchange or association or over-the-counter market that is the primary market for the trading of the ANFI Shares, and (iii) there has been no “market disruption event.” For purposes of this definition, “market disruption event” means the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for the ANFI Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the ANFI Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time.

“VWAP” means the daily per share volume-weighted average price of the ANFI Shares as displayed under the heading Bloomberg VWAP on Bloomberg page “[•]” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (x) the per share volume-weighted average price of such ANFI Shares on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (y) if such determination is not feasible, the market price per ANFI

Share, in either case as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation).

Section 1.2             Interpretation.

In this Agreement and in the Exhibits hereto, except to the extent that the context otherwise clearly requires:

(a)           the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b)           defined terms include the plural as well as the singular and vice versa;

(c)           words importing gender include all genders;

(d)           a reference to any statute, regulation or statutory or regulatory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory and regulatory instruments or orders made under it;

(e)           references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections and clauses of, and Exhibits to, this Agreement;

(f)            the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(g)           unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Section 2.1             Exchange of the India Shares.

(a)           Elective Exchanges.

(i)            Upon the terms and subject to the conditions of this Agreement, in the event a Shareholder wishes to effect a Permitted Exchange Event, such Shareholder shall (i) deliver to the Corporation an Exchange Notice not less than sixty (60) days prior to the Date of Exchange specified in such Exchange Notice and (ii) surrender or, in the absence of such surrender, be deemed to have surrendered, for transfer to Amira Mauritius one or more stock certificates, stock powers and such other documents reasonably requested by the Corporation (if certificated) or instructions and stock powers (if uncertificated) representing India Shares (free and clear of all liens, encumbrances, rights of first refusal and the like) in consideration for, at the option of the Corporation, (x) a Cash Exchange Payment by the Corporation in accordance with the instructions provided in the Exchange Notice, in which event, subject only to the conditions in Section 2.1(c), such exchanged India Shares shall be deemed to be transferred to Amira Mauritius, without any action on the part of any Person, including the Corporation, Amira Mauritius or Amira India, in accordance with procedures prescribed by applicable law, or (y) the issuance by the Corporation to such Shareholder of a number of ANFI Shares equal to the number of India Shares exchanged multiplied by the Exchange Multiple, and concomitantly with any such issuance, subject only to the conditions in Section 2.1(c), any exchanged India Shares shall be deemed to be transferred to Amira Mauritius without any action on the part of any Person, including the Corporation, Amira Mauritius or Amira India, in accordance with procedures prescribed by applicable law.  After the Corporation receives an Exchange Notice and prior to each Permitted Exchange Event, the board of directors of the Corporation shall in good faith determine the Exchange Multiple to be applied in calculating the amount of consideration to be issued to the exchanging Shareholder.

(ii)           Material Changes.  Notwithstanding the terms and conditions set forth in Section 2.1(a)(i) above, within thirty (30) days of the date that the board of directors of the Corporation authorizes a corporate action to effect a Material Change or the date that the board of directors determines in good faith that a Material Change has occurred, the board of directors of the Corporation shall in good faith adjust the Exchange Multiple, and determine the date upon which such adjusted Exchange Multiple shall apply and the Corporation shall provide written notice of such Material Change and adjustment to the Exchange Multiple to the Shareholders (a “Material Change Notice”).

(iii)          Delivery of Consideration. Consideration for any Exchange pursuant to this Section 2.1(a) shall be delivered as promptly as practicable following such delivery and surrender or deemed surrender (as applicable), but in any event within ten (10) Business Days after the later of the Date of Exchange specified in the relevant Exchange Notice and the date that any applicable conditions set forth in Section 2.1(c) hereof are satisfied.  If the Corporation elects to issue ANFI Shares in an Exchange, the Corporation shall (i) deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the ANFI Shares (or, if there is no then-acting registrar and transfer agent of the ANFI Shares, at the principal executive offices of the Corporation) the number of ANFI Shares deliverable upon such Exchange, registered in the name of the relevant exchanging Shareholder (or in such other name as is requested in writing by the Shareholder), in certificated or uncertificated form, as may be requested by the exchanging Shareholder, or (ii) if the ANFI Shares are settled through the facilities of The Depository Trust Company, upon the written instruction of the exchanging Shareholder set forth in the Exchange Notice, use its reasonable best efforts to deliver the ANFI Shares deliverable to such exchanging Shareholder in the Exchange through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Shareholder in the Exchange Notice.

(iv)          Subject only to the conditions set forth in Section 2.1(c), an Exchange pursuant to this Section 2.1(a) of India Shares for ANFI Shares will be deemed to have been effected immediately prior to the close of business on the Date of Exchange, and the

Shareholder will be treated as a beneficial holder of ANFI Shares as of the close of business on such Date of Exchange.

(b)           Mandatory Exchanges.

(i)            Change of Control. In connection with a Change of Control, and subject to any approval of the Change of Control by the equity holders of the Corporation, Amira Mauritius, Amira India or the Amira Business, as the case may be, required under the applicable organizational documents and law, the Corporation shall have the right to require each Shareholder to exchange such Shareholder’s India Shares for (A) a Cash Exchange Payment by the Corporation, in which event, subject only to the conditions in Section 2.1(c), such exchanged India Shares shall be deemed to be transferred to Amira Mauritius without any action on the part of any Person, including the Corporation, Amira Mauritius or Amira India, in accordance with procedures prescribed by applicable law, or (B) the issuance by the Corporation to such Shareholder of a number of ANFI Shares equal to the number of India Shares exchanged multiplied by the Exchange Multiple, and concomitantly with any such issuance, subject only to the conditions in Section 2.1(c), any exchanged India Shares shall be deemed to be transferred to Amira Mauritius without any action on the part of any Person, including the Corporation, Amira Mauritius or Amira India, in accordance with procedures prescribed by applicable law.  Subject to the conditions in Section 2.1(c), any such sale or Exchange pursuant to this Section 2.1(b) shall be deemed to be effective immediately prior to the consummation of the Change of Control (and, for the avoidance of doubt, shall not be effective if such Change of Control is not consummated).

(ii)           Notice. The Corporation shall provide written notice of an expected Change of Control to all Shareholders within the earlier of (x) five (5) business days following the execution of the agreement with respect to such Change of Control and (y) ten (10) business days before the proposed date upon which the contemplated Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid in the Change of Control and the Corporation’s election with respect to whether it intends to pay for the India Shares with a Cash Exchange Payment or ANFI Shares in connection with such Change of Control. Notwithstanding the above, in the event that the Change of Control does not require the prior approval of the Corporation, Amira Mauritius or Amira India and it is impracticable for the Corporation to notify Shareholders of such a Change of Control within the time frame set forth in the preceding sentence, the Corporation shall provide written notice to all Shareholders of such Change of Control within five (5) business days of the Corporation’s discovery of such Change of Control. The Corporation shall update each notice issued pursuant to this Section 2.1(b(ii) from time to time to reflect any material changes to such notice. The Corporation may satisfy any such notice and update requirements described in the preceding three sentences by providing such information on a Form 6-K, Schedule TO, or similar form filed with the SEC.

(iii)          Delivery of Exchanged Shares. To effect the delivery of ANFI Shares in the event the Corporation elects to exchange ANFI Shares for India Shares pursuant to Section 2.1(b)(i)(B), the Corporation shall: (x) deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the ANFI Shares (or, if there is no then-acting registrar and transfer agent of the ANFI Shares, at the principal executive offices of the Corporation) such number of ANFI Shares, registered in the name of the relevant Shareholder (or in such other name as is requested in writing by such Shareholder), in certificated or uncertificated form, as may be requested by the such Shareholder, or (y) if the ANFI Shares are settled through the facilities of The Depository Trust Company, upon the written instruction of such Shareholder, use its reasonable best efforts to deliver the ANFI Shares through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Shareholder.

(c)           Regulatory Compliance.  Notwithstanding the provisions set forth in Sections 2.1(a) and 2.1(b), any Exchange effected under this Section 2 shall be subject to all necessary approvals, including the following:

(i)            compliance with applicable reporting requirements and pricing guidelines issued by the Reserve Bank of India (“RBI Pricing Guidelines”) and in effect at the time of such Exchange;

(ii)           due execution of necessary documentation for the transfer of the India Shares to Amira Mauritius, including the applicable share transfer form(s);

(iii)          in the case of an Exchange for ANFI shares, prior approval of the relevant Indian Government Entities; and

(iv)          in the case of an Exchange for ANFI Shares, prior approval by the holders of such percentage of the outstanding  ANFI Shares as is required under the Certificate, applicable law or the rules of the New York Stock Exchange.

(d)           Expenses.  The Corporation, Amira India and each exchanging Shareholder shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Corporation and Amira India shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange.  For the avoidance of doubt, each exchanging Shareholder shall bear any and all income or gains taxes imposed on gain realized by such exchanging Shareholder as a result of any such Exchange.

Section 2.2             ANFI Shares to be Issued.

(a)           The Corporation shall at all times reserve and keep available out of its authorized but unissued ANFI Shares, solely for the purpose of issuances upon any Exchange, such number of ANFI Shares as shall at such to time be sufficient for purposes of satisfying the Corporation’s obligations to issue ANFI Shares pursuant to this Agreement. The Corporation shall take any and all actions necessary or desirable to give effect to the foregoing.

(b)           The Corporation covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder to enable a holder of ANFI Shares received upon an Exchange to sell such shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or Regulation S under the Securities Act.

(c)           Any ANFI Shares to be issued by the Corporation in accordance with this Agreement shall be validly issued, fully paid and non-assessable.

Section 2.3             Capital Structure of the Corporation and Amira India.  Subject to the provisions of Section 2.1(a)(ii), the Corporation shall, and shall cause Amira India to, take all actions necessary so that, at all times for as long as this Agreement is in effect, one India Share is exchangeable for one ANFI Share multiplied by the Exchange Multiple, subject to compliance with all applicable laws and regulations and receipt of all necessary approvals from Government Entities, including those set forth in Section 2.1(c).

ARTICLE III

Section 3.1             Representations and Warranties of the Corporation.  The Corporation represents and warrants that, as of the Effective Date, (i) it is a corporation duly incorporated and is validly existing under the laws of British Virgin Islands, (ii) it has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, including the issuance of ANFI Shares in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by the Corporation and the consummation by it of the transactions contemplated hereby, including the issuance of ANFI Shares, have been duly authorized by all necessary corporate action on the part of the Corporation, (iv) this Agreement constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated hereby will not (A) result in a violation of the Certificate or the Amended and Restated Memorandum and Articles of Association of the Corporation, (B) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which the Corporation is a party or by which any property or asset of the Corporation is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Corporation or by which any property or asset of the Corporation is bound or affected.

Section 3.2             Representations and Warranties of Amira India.  Amira India represents and warrants that, as of the Effective Date, (i) it is a private limited company duly incorporated and is validly existing under the laws of the Republic of India, (ii) it has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by Amira India and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Amira India, (iv) this Agreement constitutes a legal, valid and binding obligation of Amira India enforceable against Amira India in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by Amira India and the consummation by Amira India of the transactions contemplated hereby will not (A) result in a violation of Amira India’s memorandum and articles of association and related organizational documents, (B) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which Amira India is a party or by which any property or asset of Amira India is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Amira India or by which any property or asset of Amira India is bound or affected.

Section 3.3                                      Representations and Warranties of Amira Mauritius.  Amira Mauritius represents and warrants that, as of the Effective Date, (i) it is a corporation duly incorporated and is validly existing under the laws of the Republic of Mauritius, (ii) it has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by Amira Mauritius and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Amira Mauritius, (iv) this Agreement constitutes a legal, valid and binding obligation of Amira Mauritius enforceable against Amira Mauritius in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by Amira Mauritius and the consummation by Amira Mauritius of the transactions contemplated hereby will not (A) result in a violation of Amira Mauritius’ memorandum and articles of association and related organizational documents, (B) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which Amira Mauritius is a party or by which any property or asset of Amira Mauritius is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Amira Mauritius or by which any property or asset of Amira Mauritius is bound or affected.

Section 3.4                                      Representations and Warranties of the Shareholders.  Each Shareholder, severally and not jointly, represents and warrants that (i) if such Shareholder is not an individual, it is duly incorporated or formed and validly existing under the laws of the jurisdiction in which it is organized, (ii) if such Shareholder is not an individual, it has all requisite corporate or other entity power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) the execution and delivery of this Agreement by it and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Shareholder, (iv) this Agreement constitutes a legal, valid and binding obligation of such Shareholder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby will not (A) if such Shareholder is not an individual, result in a violation of the certificate of incorporation and bylaws or other organizational documents of such Shareholder, (B) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which such Shareholder is a party or by which any property or asset of such Shareholder is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to such Shareholder or by which any property or asset of such Shareholder is bound or affected.

Section 3.5                                      Right of First Refusal.

(a)                                  Right of First Refusal.  Notwithstanding the terms of Section 2.1 hereof, each Shareholder hereby unconditionally and irrevocably grants to the Corporation and its permitted transferees and assigns a right to purchase all or any portion of India Shares that such Shareholder may propose to assign, sell, offer to sell, pledge, mortgage, hypothecate, encumber, dispose of or otherwise transfer (a “Proposed Transfer”), at the same price and on the same terms and conditions as those offered to the Prospective Transferee (“Right of First Refusal”).

(b)                                 Notice.  Any Shareholder proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Corporation and Amira Mauritius (the “ROFR Holders”) not later than forty-five (45) days prior to the proposed consummation of such Proposed Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee.  To exercise its Right of First Refusal under this Section 3.5, the Corporation must deliver a written notice to the selling Shareholder or Shareholders within fifteen (15) days after delivery of the Proposed Transfer Notice (a “ROFR Exercise Notice”).

(c)                                  Grant of Secondary Refusal Right to Amira Mauritius.  Notwithstanding the terms of Section 2.1 hereof, each Shareholder hereby unconditionally and irrevocably grants to Amira Mauritius a secondary Right of First Refusal to purchase all or any portion of the India Shares proposed to be transferred in the Proposed Transfer and not elected to be purchased by the Corporation pursuant to its Right of First Refusal.  If the Corporation does not intend to exercise its Right of First Refusal with respect to all such India Shares, the Corporation must deliver a notice to the selling Shareholder or Shareholders and Amira Mauritius to that effect no later than fifteen (15) days after delivery of the Proposed Transfer Notice.  To exercise its secondary Right of First Refusal, Amira Mauritius must deliver a ROFR Exercise Notice to the selling Shareholder or Shareholders and the Corporation within ten (10) days after the Corporation’s deadline for its delivery of the notice described in the immediately preceding sentence.

(d)                                 Consideration; Closing.  If the consideration proposed to be paid for the India Shares in the Proposed Transfer is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the majority of the Corporation’s board of directors who are not also Shareholders or agents or affiliates of Shareholders and as set forth in the ROFR Exercise Notice.  If either ROFR Holder cannot for any reason pay for the India Shares in the same form of non-cash consideration, such ROFR Holder may pay the fair market value thereof, as determined in good faith by the board of directors of the Corporation and as set forth in the ROFR Exercise Notice, provided that the consideration shall in each case comply with the RBI Pricing Guidelines at the time of the purchase of the India Shares by the ROFR Holders in accordance with this Section 3.5.  Subject to Section 3.4(f), the closing of the purchase of India Shares by the ROFR Holders shall take place, and all payments from the ROFR Holders shall have been delivered to the selling Shareholder or Shareholders, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

(e)                                  Violation of Right of First Refusal.  If any Shareholder becomes obligated to sell any India Shares to any of the ROFR Holders under this Section 3.5 and fails to deliver such India Shares in accordance with the terms of this Section 3.5, the Corporation and Amira Mauritius may, at their option, take all practicable measures to ensure that any transfer in violation of the Right of First Refusal are treated as null and void and is not recorded on the books of Amira India as a valid transfer.

(f)                                    Exempted Transfers.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 3.5(a) through (d) shall not apply: (i) in the case of a Shareholder that is an entity, upon a transfer by such Shareholder pro rata to its stockholders, members, partners or other equity holders, (ii) in the case of a Shareholder that is an individual, upon a transfer of India Shares by such Shareholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Shareholder (or his or her spouse)  (all of the foregoing collectively referred to as “Family Members”), or any other person approved by the board of directors of the Corporation, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Shareholder or any such Family Members, or (iii) to the use of any India Shares for any pledge, lien, security interest or other encumbrance in favor of one or more creditors in connection with any debt financing obtained by such Shareholder for or on behalf of Amira India; provided that, in the case of any transfer pursuant to clause (i) or (ii) above, that (A) such transfer is made pursuant to a transaction in which there is no more than de minimis consideration actually paid for such transfer and (B) the Permitted Transferee (as defined in Section 4.1) executes and delivers a joinder to this Agreement in accordance with Section 4.1.

(g)                                 Regulatory Compliance.  Prior to the closing of any transfer of India Shares pursuant to this Section 3.4 in a Proposed Transfer, a sale to any of the ROFR Holders upon its exercise of its Right of First Refusal, or an exempt transfer described in Section 3.4(f), such transfer must comply with all applicable laws and regulations, including reporting requirements, RBI Pricing Guidelines in effect at the time of such transfer, and prior approval of the relevant Indian Government Entities must be obtained, where applicable, including when the consideration for such transfer is not in cash.

ARTICLE IV

Section 4.1                                      Additional Shareholders.  To the extent a Shareholder validly transfers any India Shares to another Person in accordance and in full compliance with Section 3.4 hereof, then such transferee (each, a “Permitted Transferee”) shall execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B, whereupon such Permitted Transferee shall become a Shareholder hereunder.

Section 4.2                                      Addresses and Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 4.2):

(a)                                  If to the Corporation, to:

Amira Nature Foods Ltd

20E, A.U. Tower
Jumeirah Lake Towers
Dubai, United Arab Emirates
Attention:	Chief Executive Officer

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Telephone:	(212) 407-4044
Telecopy:	(617) 417-7418
Email: jdaniels@loeb.com
Attention:	Joseph F. Daniels

(b)                                 If to Amira India, to:

Amira Pure Foods Private Limited
54, Prakrit Marg, M.G. Road
New Delhi-1 10030, India
Attention:	Company Secretary

(c)                                  If to any other Shareholder, to the address and other contact information set forth in the records of Amira India from time to time.

Section 4.3                                      Further Assurances.  The parties shall execute, deliver, acknowledge and file such further agreements and instruments and take such other actions as may be reasonably necessary from time to time to make effective this Agreement and the transactions contemplated herein.

Section 4.4                                      Termination.  This Agreement shall terminate and be of no further force or effect at such time that all of the India Shares have been transferred to Amira Mauritius.

Section 4.5                                      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of all of the parties and their respective successors and permitted assigns, including, for the avoidance of doubt, any successor or assign of the Corporation or Amira India by operation of law. Neither the Corporation nor Amira India may assign their obligations under this Agreement except by operation of law in connection with a Change of Control.

Section 4.6                                      No Third Party Beneficiaries.  Neither this Agreement nor any provision hereof is intended to confer upon any Person (other than the parties hereto) any rights or remedies hereunder.

Section 4.7                                      Severability.  The provisions of this Agreement shall be deemed not to be severable, provided if any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.8                                      Amendment; Waivers.

(a)                                  No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended except by an instrument in writing executed by the Corporation, Amira India, and the holders of a majority of the then outstanding India Shares.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.9                                      Consent to Jurisdiction.

Each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively in the courts of England and Wales, in each case, sitting in the City of London (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv)

agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 4.2.

Section 4.10                                Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 4.11                                Specific Performance.  Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition to all other remedies that may be available, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available and no party shall oppose the granting of such relief on the basis that money damages would be sufficient.

Section 4.12                                Independent Nature of Shareholders’ Rights and Obligations.  The obligations of each Shareholder hereunder are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder.

Section 4.13                                Governing Law.  This Agreement (and all claims, controversies and causes of action, whether in contract, tort or otherwise) and the rights and obligations of the parties hereunder shall be governed by, and const rued, interpreted and enforced in accordance with, the laws of England and Wales.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

AMIRA NATURE FOODS LTD (BVI)

By:
Name:
Title:

AMIRA NATURE FOODS LTD (MAURITIUS)

By:
Name:
Title:

AMIRA PURE FOODS PRIVATE LIMITED

By:
Name:
Title:

[Signatures Continue]

Signature Page to
Exchange Agreement

COUNTERPART SIGNATURE PAGE

(FOR SHAREHOLDER THAT IS AN ENTITY )

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

ENTITY NAME:

By:
Name:
Title:

Signature Page to
Exchange Agreement –
Shareholder (Entity)

COUNTERPART SIGNATURE PAGE

(FOR SHAREHOLDER THAT IS AN INDIVIDUAL)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name:

Signature Page to
Exchange Agreement –
Shareholder
(Individual)

EXHIBIT A

FORM OF
ELECTION OF EXCHANGE

Amira Pure Foods Private Limited
54, Prakrit Marg, M.G. Road

New Delhi-1 10030, India
Attention:       Company Secretary

Reference is hereby made to the Exchange Agreement, dated as of [ ], 2012 (as amended from time to time in accordance with its terms, the “Exchange Agreement”), among Amira Nature Foods Ltd, Amira Nature Foods Ltd (Mauritius), Amira Pure Foods Private Limited, and the Shareholders (as defined therein). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Shareholder hereby transfers to Amira Mauritius the number of India Shares set forth below in Exchange for a Cash Exchange Payment to the account set forth below or for ANFI Shares to be issued in its name as set forth below, as set forth in the Exchange Agreement, effective as of the Date of Exchange set forth below.

Legal Name of Shareholder:
Address:
Number of India Shares to be Exchanged:
Date of Exchange:
Cash Exchange Payment instructions:

The undersigned hereby represents and warrants that (i) if the undersigned is not an individual entity, the undersigned has requisite corporate or other entity power and authority to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the undersigned has good and marketable title to its India Shares that are subject to this Election of Exchange, and such India Shares are being transferred to the Corporation free and clear of any pledge, lien, security interest, right of first refusal or other encumbrance; and (iv) other than as set forth in Section 2.1(c) of the Exchange Agreement, no consent, approval, authorization, order, registration or qualification of, or any notice to or filing with, any third party or any court or governmental agency or body having jurisdiction over the undersigned or the India Shares subject to this Election of Exchange is required to be obtained or made by the undersigned for the transfer of such India Shares.

The undersigned hereby irrevocably constitutes and appoints any officer of the Corporation, Amira Mauritius or Amira India, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby, including to

A-1

transfer to Amira India or Amira Mauritius the India Shares subject to this Election of Exchange and to deliver to the undersigned the cash or the ANFI Shares to be delivered in Exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF
JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [ ], 2012 (the “Agreement”), among Amira Nature Foods Ltd (the “Corporation”), Amira Nature Foods Ltd (“Amira Mauritius”), Amira Pure Foods Private Limited (“Amira India”), the shareholders of Amira India listed on Schedule I attached thereto and each of the other Shareholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement.  This Joinder Agreement shall be governed by, and construed in accordance with, the laws of England and Wales.  In the event of any conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Agreement having acquired India Shares. By signing and returning this Joinder Agreement to the Corporation, Amira Mauritius and Amira India, the undersigned (i) accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Shareholder in the Agreement, with all attendant rights, duties and obligations of a Shareholder thereunder and (ii) makes, as of the date hereof, each of the representations and warranties of a Shareholder in Section 3.4 of the Agreement as fully as if such representations and warranties were set forth herein. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Corporation, Amira Mauritius and Amira India, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

Name:
Address for Notices:	With copies to:

Attention:

B-1

IN WITNESS WHEREOF the undersigned or by authority duly given, has caused this Joinder Agreement to be executed and delivered by its duly authorized attorney.

By:
Name:
Title:

Acknowledged as of , 20 :

AMIRA NATURE FOODS LTD (BVI)

By:
Name:
Title:

AMIRA NATURE FOODS LTD (MAURITIUS)

By:
Name:
Title:

AMIRA PURE FOODS PRIVATE LIMITED

By:
Name:
Title:

B-2

SCHEDULE I

List of Shareholders

Name	Number of India Shares